Exhibit 99.1

TO:	Board of Directors & Executive Officers,
Waste Management, Inc.

FROM:	Courtney Tippy,
Corporate Secretary

DATE:	November 20, 2025

RE:	Notice of Blackout Period

As a director or executive officer of Waste Management, Inc. (the “Company”), you are subject to restrictions under the Sarbanes-Oxley Act of 2002 and Regulation BTR that prohibit certain transactions in Company securities during pension plan blackout periods.

Effective January 1, 2026, the Waste Management Retirement Savings Plan (the “Plan”) will be changing recordkeepers. As a result of this change, there will be a “blackout period” imposed on participants in the Plan. During the blackout period, participants will be unable to change contribution rates, direct or diversify investments in individual accounts (including accounts invested in the Company common stock fund), obtain a loan from the Plan, obtain a hardship or other withdrawal, or obtain a distribution from the Plan. The blackout period is expected to begin at 4:00 p.m. ET on December 24, 2025 and is scheduled to end during the week of January 18, 2026. During this period, you can determine whether the blackout period has ended by contacting me.

As you know, you are subject to the Company’s Insider Trading Policy, including closed trading window periods and pre-clearance requirements. The Company will be in a closed trading window period pursuant to its Insider Trading Policy throughout the duration of the blackout period. Accordingly, you and members of your immediate family sharing your household will already be prohibited from engaging in any transaction involving the purchase or sale of any security of the Company until after fourth quarter 2025 earnings are announced and the trading window is opened. Nevertheless, we are required to inform you that during the blackout period, you are not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company, if you would acquire or previously acquired such equity security in connection with service or employment as a director or executive officer of the Company.

If you have any questions regarding the blackout period, please contact me at 713.512.6393; 800 Capitol Street, Suite 3000, Houston, Texas 77002.